Exhibit 99.3

CBRE GROUP, INC.

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNITS

GRANT NOTICE

CBRE Group, Inc. (the “Company”), pursuant to its 2012 Equity Incentive Plan (the “Plan”), hereby grants to the “Participant” identified below an award (the “Award”) of that number of Restricted Stock Units set forth below (the “Units”). In general, each Unit is the right to receive one (1) share of the Company’s Class A Common Stock (the “Shares”) at the time such Unit vests. This Award is subject to all of the terms and conditions set forth herein and in the Restricted Stock Unit Agreement (the “Agreement”) and the Plan (collectively, the “Award Documents”), all of which are attached hereto and incorporated herein in their entirety.

Participant:
Grant Date:
Vesting Commencement Date:
Number of Units:
Fair Market Value on Grant Date (Per Share):

Vesting Schedule:	[ ]

Consideration:	No payment is required for the Shares, although payment may be required for the amount of any withholding taxes due as a result of the vesting of the Units and/or conversion into Shares as described in greater detail in the Agreement.

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of the Award Documents and the Plan’s Prospectus, and understands and agrees to terms set forth in the Award Documents. Participant also acknowledges that this Grant Notice must be returned to the Company. Participant further acknowledges that as of the Grant Date, the Award Documents set forth the entire understanding between Participant and the Company regarding the acquisition of Units and Shares and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only, if any:

OTHER AGREEMENTS:

CBRE GROUP, INC.		PARTICIPANT:

By:
	Signature		Signature
Title:		Date:
Date:

ATTACHMENTS:

I.	Restricted Stock Unit Agreement

II.	CBRE Group, Inc. 2012 Equity Incentive Plan

Attachment I

Restricted Stock Unit Agreement

CBRE GROUP, INC.

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the provisions of the Company’s 2012 Equity Incentive Plan (“Plan”), the terms of the Grant Notice to which this Restricted Stock Unit Agreement is attached (“Grant Notice”) and this Restricted Stock Unit Agreement (“Agreement”), CBRE Group, Inc. (the “Company,” and together with its Subsidiaries and Affiliates, the “Company Group”) grants you that number of Restricted Stock Units (the “Units”) as set forth in the Grant Notice as of the grant date specified in the Grant Notice (“Grant Date”). Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1. THE AWARD. The Company hereby awards to you the aggregate number of Units specified in your Grant Notice. Each Unit is the right to receive one (1) share of the Company’s Common Stock (the “Shares”) at the time of delivery specified under this Agreement. The Units and the Shares are awarded to you in consideration for your continued service to the Company or the Company Group.

2. DOCUMENTATION. As a condition to the award of the Units and the Shares, you agree to execute the Grant Notice and to deliver the same to the Company, along with such additional documents as the Committee may require, within the time period prescribed by the Company or else this Award shall be forfeited without consideration.

3. CONSIDERATION FOR THE AWARD. No cash payment is required for the Units or the Shares, although you may be required to tender payment in cash or other acceptable form of consideration for the amount of any withholding taxes due as a result of vesting of the Units and/or conversion to Shares.

4. VESTING. Except as otherwise specified in this Agreement or the Plan, the Units will vest as provided in the Grant Notice. Vested Units are convertible into Shares as set forth in Section 5(a) of this Agreement. Any Units which have not vested as of the date of the Participant’s termination of Continuous Service shall thereupon be forfeited immediately and without any further action by the Company, except as otherwise directed by the Committee.

5. CONVERSION OF UNITS.

(a)	Conversion.

(i)

Subject to your satisfaction of any tax withholding obligations as discussed below, each vested Unit will entitle you to receive one Share which will be distributed to you on the applicable vesting date(s) of the Units (or the first business day thereafter if the vesting date is not a business day) in exchange for such vested Units. Notwithstanding the foregoing, if you have timely delivered to the Company a properly completed and executed Exhibit A (which form is attached to this Agreement), then the conversion of Units shall not occur on vesting but shall instead occur as specified in Exhibit A. Issuance of such Shares shall be in complete satisfaction of such vested Units. Such settled vested Units shall be immediately cancelled and no longer outstanding and you shall have no further rights or entitlements related to those settled Units.

(ii)	Notwithstanding any other provision of the Plan or this Agreement to the contrary, unless there is an available exemption from such registration, qualification or other legal requirements, Units may not be converted into Shares prior to the completion of any registration or qualification of the Units or the Shares that is required to comply with applicable state and federal securities or any ruling or regulation of any governmental body or national securities exchange or compliance with any other applicable federal, state or foreign law that the Committee shall in its sole discretion determine in good faith to be necessary or advisable.

(iii)	Upon the Company’s determination that Units have been validly converted as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him/her, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

6. NUMBER OF SHARES AND PURCHASE PRICE. The number of Shares subject to your Award may be adjusted from time to time pursuant to the provisions of Section 13 of the Plan.

7. CERTIFICATES. There are no certificates evidencing the Units. Certificates evidencing the Shares shall be issued by the Company and shall be registered in your name as soon as reasonably practicable after the date on which the Shares are delivered pursuant to this Agreement.

8. TRANSFER RESTRICTIONS. The Units are non-transferable. Shares that are received under your Award are subject to the transfer restrictions set forth in the Plan and any transfer restrictions that may be described in the Company’s bylaws or charter or insider trading policies in effect at the time of the contemplated transfer.

9. NO RIGHTS AS A STOCKHOLDER. A Unit (i) does not represent an equity interest in the Company, and (ii) carries no voting, dividend or dividend equivalent rights. You will not have an equity interest in the Company or any of such shareholder rights, unless and until the Shares are distributed to you in accordance with this Agreement.

10. SECURITIES LAWS. Upon the conversion of any Units into Shares, you will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

11. LEGENDS ON CERTIFICATES. The certificates representing the Shares delivered to you as contemplated by this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

2

12. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation or right to continued employment or service with or to the Company Group. In addition, nothing in your Award shall obligate the Company, its stockholders, its Board or employees to continue any relationship that you might have as a member of the Company’s Board of Directors, as an employee or as any other type of service provider for the Company.

13. TAX CONSEQUENCES. You are responsible for any taxes due in connection with your receipt of this Award, including the vesting of such Award, and for declaring the Award to the relevant tax authority to which you are subject, if required.

14. WITHHOLDING OBLIGATIONS.

(a) At the time your Award is made, or at any time thereafter as requested by the Company, you hereby authorize the Company to satisfy its withholding obligations, if any, from payroll and any other amounts payable to you (or, in the Company’s discretion, from Shares that become vested under this Award), and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the grant of or vesting of your Award or the delivery of Shares under the Award.

(b) Unless the tax withholding obligations of the Company, if any, are satisfied, the Company shall have no obligation to issue a certificate for such Shares or release such Shares.

15. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be delivered by hand or sent by overnight courier, certified or registered mail, return receipt requested, postage prepaid, or electronic mail and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

16. MISCELLANEOUS.

(a) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Committee to carry out the purposes or intent of this “Award” (as defined in the Grant Notice to which this Agreement is attached).

(b) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(c) The waiver by either party of compliance with any provision of the Award by the other party shall not operate or be construed as a waiver of any other provision of the Award, or of any subsequent breach by such party of a provision of the Award.

17. GOVERNING PLAN DOCUMENT. Your Award is subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Plan and any other document, the provisions of the Plan shall control.

3

EXHIBIT A

CBRE GROUP, INC.

2012 EQUITY INCENTIVE PLAN

Deferral Election for Restricted Stock Units

Pursuant to the Restricted Stock Unit Agreement (“Agreement”), dated [DATE], between                     (the “Participant”) and CBRE Group, Inc. (the “Company”), on [DATE] the Participant was granted Restricted Stock Units (the “Units”) under the Company’s 2012 Equity Incentive Plan (the “Plan”). In accordance with Plan Section 10(f) and the Agreement, the Participant hereby elects to defer compensation from such Units in accordance with this deferral election (the “Election”). Participant understands and agrees that to be effective, this Election must be properly completed, signed and dated by the Participant, and timely received by the Company in accordance with requirements specified under Code Section 409A. The terms of the Plan and the Agreement are incorporated herein by reference. Defined terms not explicitly defined in this Election but defined in the Plan or Agreement shall have the same definitions as in the Plan or the Agreement.

1. Form and Time of Payment. Participant hereby elects, in lieu of converting the Units into Shares on the applicable vesting dates as specified in Section 5(a)(i) of the Agreement, to have his/her vested Units converted into Shares and have all payments with respect to such vested Units be based on the form and timing of payment selected for the earliest to occur of the event(s) that Participant has checked in the table below. Once an event has occurred then the conversion of Units and payment for such vested Units shall be determined in accordance with the below payment instructions for such event. If two or more events occur at the same time and are the earliest events to occur, then payment shall be governed by the event which provides for earlier full payment of the total amount to be provided to Participant. For avoidance of doubt, all distributions are subject to Plan Section 4(f) and any required delays in payment of nonqualified deferred compensation mandated by Code Section 409A. If there is a delay in payment under Plan Section 4(f) because of Code Section 409A, then all of the outstanding vested Units shall not be converted into Shares until such Code Section 409A delay period has expired.

Event	Form of Distribution		Time of Payment (if there are multiple installment payments then each later installment is paid on the applicable anniversary of the date of the first installment payment)

Disability	☐ ☐	One lump sum distribution. Substantially equal annual installment payments over a period of years (up to [ ]).	☐	Full Payment within 15 days after Separation From Service due to Disability.
			☐	First Installment Payment on the first September 5th following the Separation From Service due to Disability.

Event	Form of Distribution		Time of Payment (if there are multiple installment payments then each later installment is paid on the applicable anniversary of the date of the first installment payment)

Death	☐ ☐	One lump sum distribution. Substantially equal annual installment payments over a period of years (up to [ ]).	☐	Full Payment within 15 days after Separation From Service due to death.
			☐	First Installment Payment on the first September 5th following the Separation From Service due to death.

Separation From Service (other than due to death or Disability)	☐ ☐	One lump sum distribution. Substantially equal annual installment payments over a period of years (up to [ ]).	☐	Full Payment within 15 days after Separation From Service.
			☐	First Installment Payment on the first September 5th following the Separation From Service.

Change in Control	☐	One lump sum distribution.	☐	Full Payment within 15 days after Change in Control.
	☐	Substantially equal annual installment payments over a period of years (up to [ ]).	☐	First Installment Payment on the first September 5th following the Change in Control.

Specified Date (must be date that is on or after Units are vested)	☐ ☐	One lump sum distribution. Substantially equal annual installment payments over a period of years (up to [ ]).	☐	September 5, .

2. Effect of Election. Participant understands and agrees that the elections made in Section 1 apply to all Units subject to the Agreement and that these elections may only be changed (if at all) pursuant to a subsequent deferral election that conforms with the requirements set forth under Section 409A of the Code.

3. Taxes. Participant understands and agrees that any distributions issued under this Election are subject to all applicable taxes and withholding. Participant understands and agrees that Participant is solely responsible and liable for the satisfaction of all income taxes and penalties that may arise in connection with this Election and Participant’s participation in the Plan (including any taxes arising under Section 409A of the Code). The Company shall not have any obligation to indemnify or otherwise hold Participant or Participant’s of my beneficiaries harmless from any or all of such taxes.

2

4. Commitment. Participant agrees to be bound by the terms of the Plan, the Agreement and this Election. Participant further acknowledges that he/she has previously received and has had ample opportunity to review the Plan’s prospectus.

IN WITNESS WHEREOF, the Participant has executed this Election as of the date written below.

PARTICIPANT

Date:

3

Attachment II

CBRE Group, Inc.

2012 Equity Incentive Plan